                                                                    Exhibit 12.1

                       Ratio of Earnings to Fixed Charges
               TSI Telecommunication Holdings, LLC and Predecessor
                             (dollars in thousands)

                                                                      Predecessor                                 Successor
                                                ----------------------------------------------------------   --------------------
                                                        Years ended December 31,            Period from          Period from
                                                --------------------------------------      January 1 to     February 14, 2002 to
                                                 1998      1999      2000       2001     February 13, 2002     December 31,2002
                                                -------   -------   -------   --------   -----------------   --------------------
Net Income                                      $35,905   $46,104   $51,051   $ 69,258        $ 6,917              $14,418
Provision for income taxes                       22,213    28,156    32,548     43,895          4,418                9,320
                                                -------   -------   -------   --------        -------              -------
Income before income taxes                      $58,118   $74,260   $83,599   $113,153        $11,335              $23,738
                                                -------   -------   -------   --------        -------              =======

Fixed charges:
Interest expensed                               $   842   $ 2,822   $    22   $     --        $    --              $45,335
Amortization of deferred financing costs and
   discount                                                                                                          8,677
Estimated interest factor on operating leases
   (see below)                                      253       343       403        463             59                  529
                                                -------   -------   -------   --------        -------              -------
Total fixed charges                               1,095     3,165       425        463             59               54,541
                                                -------   -------   -------   --------        -------              -------

Earnings:
Income before income taxes                       58,118    74,260    83,599    113,153         11,335               23,738
Fixed charges                                     1,095     3,165       425        463             59               54,541
                                                -------   -------   -------   --------        -------              -------
Total earnings                                   59,213    77,425    84,024    113,616         11,394               78,279
                                                -------   -------   -------   --------        -------              -------

Ratio of earnings to fixed charges                54.08     24.46    197.70     245.39         193.12                 1.44
                                                =======   =======   =======   ========        =======              =======